Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Prospectus date November 5, 2021
Registration No. 333-260818
GM Financial Right Notes
Frequently Asked Questions

General
What are Right Notes?
GM Financial Right NotesSM are a demand note investment product issued by General Motors Financial Company, Inc. (“GM Financial”), a wholly owned subsidiary of General Motors. Right Notes earn a variable rate of interest, and investors have access to their funds at any time. The prospectus for Right Notes can be found on our website at rightnotes.com.
How are Right Notes related to GMAC/Ally Demand Notes?
The demand note program previously marketed as “Demand Notes” by Ally Financial (formerly known as GMAC) has been discontinued. A former investment in Demand Notes is not an investment in Right Notes.
Who is eligible to invest in Right Notes?
Right Notes are offered to individuals and entities with a U.S. address and either a valid Social Security number or U.S. Federal tax identification number. Individual investors must be at least 18 years old. Other eligibility criteria may apply. Right Notes investments may be held individually or jointly, or as custodial or trust investments.
Are Right Notes FDIC insured?
Right Notes are not subject to the protection of the Federal Deposit Insurance Corporation (FDIC) or any other deposit insurance.
Does an investment in Right Notes involve risks?
An investment in Right Notes involves risks. General Motors has not guaranteed the payment of principal and interest on Right Notes investments. If GM Financial were to become insolvent or otherwise unable to meet its debt obligations for any reason, then you could lose some or all of your investment in Right Notes, including accrued interest. Before you invest, you should read the prospectus carefully for a description of the risks associated with an investment in Right Notes.
Where can I find more information about GM Financial?
Please visit our Investor Center to learn more about GM Financial.
(Rev. June 2023)

Making an Investment
How do I invest in Right Notes?
Your initial investment in Right Notes must be made by ACH from the bank account linked to your Right Notes investment. Additional investments may be made by ACH (one-time or recurring), wire or check. A $10 fee will be charged for investments returned due to insufficient funds.
If I do not have a bank account, are there alternative methods for making an initial investment?
A qualifying bank account is required to invest in Right Notes.
Can I make an investment with cash?
We cannot accept cash as a method of investment.
How do I make additional investments via check?
Investment checks should be payable to the order of GM Financial Rights Notes and reference your Right Notes number on the memo line. Please mail both the check and an investment ticket (attached to your monthly statement) to us at:
GM Financial Right Notes
P.O. Box 534016
Pittsburgh, PA 15253
Do you accept third-party checks?
No, we do not accept third-party checks.
How long is the hold on my invested amounts?
Investments made via check or ACH will have a hold of five business days following receipt. Funds invested by wire are made immediately available if received before 2:00 p.m. Eastern Time on the day that the wire is sent. Otherwise, funds sent by wire will be available the next business day.
Is there a minimum amount required to be invested?
Yes, the minimum amount of your Right Notes principal balance is $500. If the balance of your investment falls below the minimum amount for three consecutive months, your investment may be fully redeemed.
Interest
How are the interest rates for Right Notes set?
Interest rates are reviewed weekly by GM Financial, with rate updates being effective the following Monday.
How do I find the current interest rates?
The current interest rates are available on our website at rightnotes.com. Updates to the interest rates will also be disclosed in a Pricing Supplement filed with the SEC.
(Rev. June 2023)

When will I be paid interest?
Interest on Right Notes accrues and compounds daily. On the last business day of each month, accrued interest is automatically reinvested in Right Notes, increasing your investment amount. However, you may elect to redeem your accrued interest each month by logging in to your investment profile.
Is interest earned on a Right Notes investment taxable?
Interest earned on your Right Notes investment is reportable by you as taxable income for Federal income tax purposes. Interest income may also be subject to state and local income taxes.
How do I get year-end tax forms?
An annual Form 1099 will be mailed to the address listed on your investment profile. You may request additional copies of your Form 1099 for a $10 fee.
Managing Your Investment
How do I review the status of my Right Notes investment?
You can review your investment at any time by logging in to your investment profile. We will also send you a monthly investment statement electronically or by mail. There will be a $10 fee for each paper investment statement mailed to you.
How can I change the investor information for my Right Notes investment?
The information for your investment can be changed online by logging into your investment profile or by mail. Certain changes require the completion of a change form, available at rightnotes.com.
Changes made online will take effect immediately. Changes made by mail will become effective within two business days of receipt.
The Social Security number or tax identification number on my investment profile is incorrect. How can I change it?
You will need to submit an IRS Form W-9 to change the Social Security number or tax identification listed on your investment profile.
How many owners are allowed on a Right Notes investment?
Each investment in Right Notes may have up to three co-owners. An investment owned by two or more co-owners will be deemed to be owned by those co-owners as joint tenants with right of survivorship.
How do I add or remove a co-owner on my Right Notes investment?
To change the co-owners on your investment, please call Right Notes Investor Service at 1-844-556-1485.
The owner of a Right Notes investment has passed away. Can I change ownership?
An investment in Right Notes cannot be transferred. The original Right Notes investment must be fully redeemed and a new investment made in order to transfer invested funds to a new owner.
Can I designate a beneficiary on my Right Notes investment?
No, investments in Right Notes cannot have a designated beneficiary.
(Rev. June 2023)

How can I reset my PIN for the automated phone system?
The automated phone system allows you to reset the PIN yourself You may also contact Right Notes Investor Service at 1-844-556-1485.
How do I unlock the password to my Investment Profile?
If your online access is locked, please contact Right Notes Investor Service at 1-844-556-1485. Be aware that, as a security measure, your password will be disabled after 180 days of inactivity. We recommend you log in periodically to preserve your password.
Redemptions
How do I redeem my Right Notes investment?
You may make a partial redemption online at any time via ACH (minimum $50) or wire (minimum $1,000) to the bank account linked to your Right Notes investment. Redemptions via wire will incur a $25 fee.
If you wish to fully redeem your investment, please call the Right Notes Investor Service at 1-844-556-1485.
Please note that, to prevent fraud, we cannot process redemption requests if the registered address on your investment profile has changed within the past seven business days.
Can I fully redeem my Right Notes investment by ACH or wire?
Full redemptions of your investment can be provided via ACH, using pre-established instructions on file, or via check, which will be sent to the address listed on your investment profile.
Can I set up recurring automatic redemptions?
Yes, please log in to your investment profile to set up or modify recurring automatic redemptions.
Can GM Financial choose to redeem my investment in Right Notes?
Yes, GM Financial can redeem your investment at its option in certain circumstances, such as if you no longer meet the eligibility requirements for an investment. Please review the prospectus for additional details.

General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at rightnotes.com. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.
(Rev. June 2023)